Exhibit 10.1

EXECUTION COPY

U.S. $1,000,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of June 30, 2006

Among

ELECTRONIC DATA SYSTEMS CORPORATION

and

EDS INFORMATION SERVICES L.L.C.

as Borrowers

and

THE GUARANTORS NAMED HEREIN

as Guarantors

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

THE INITIAL ISSUING BANKS NAMED HEREIN

as Initial Issuing Banks

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

THE BANK OF NOVA SCOTIA

JPMORGAN CHASE BANK, N.A.

and

THE ROYAL BANK OF SCOTLAND

as Co-Documentation Agents

and

CITIBANK, N.A.

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers

TABLE OF CONTENTS

ARTICLE I

ARTICLE II

SECTION 2.19.	Extension of Termination Date	28
SECTION 2.20.	Transfers of Letters of Credit	30

ARTICLE III

ARTICLE IV

SECTION 4.01.	Representations and Warranties of the Company	34

ARTICLE V

ARTICLE VI

ARTICLE VII

ARTICLE VIII

ARTICLE IX

FIVE YEAR CREDIT AGREEMENT

Dated as of June 30, 2006

ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation (the "Company"), EDS INFORMATION SERVICES L.L.C., a Delaware limited liability company ("EIS"), the Guarantors (as defined herein) from time to time party hereto, the banks, financial institutions and other institutional lenders (the "Initial Lenders") and issuers of letters of credit ("Initial Issuing Banks") listed on Schedule I hereto, and CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement (as hereinafter defined), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Account" means, collectively, (a) an "account" as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (b) a Person's rights to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

"Advance" means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a "Type" of Advance).

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Agent's Account" means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware  19720, Account No. 36852248, Attention:  Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

"Agreement" means this Five Year Credit Agreement, dated as of June 30, 2006, among the Company, EIS, the Subsidiary Guarantors, the Initial Lenders, the Initial Issuing Banks and the Agent, and such other Borrowers, Subsidiary Guarantors, Lenders and Issuing Banks as may become parties hereto after the Effective Date in accordance with the terms hereof, as this Five Year Credit Agreement may be subsequently amended, modified or supplemented in accordance with the terms hereof.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

"Applicable Margin" means as of any date (a) for Base Rate Advances, 0% per annum and (b) for Eurocurrency Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's/Fitch	Applicable Margin for Eurocurrency Rate Advances
Level 1 A-/ A3/ A- or above	0.190%
Level 2 BBB+/ Baa1/ BBB+	0.270%
Level 3 BBB/ Baa2/ BBB	0.325%
Level 4 BBB-/ Baa3/ BBB-	0.375%
Level 5 BB+/ Ba1/ BB+	0.600%
Level 6 Lower than Level 5	0.750%

"Applicable Percentage" means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's/Fitch	Applicable Percentage
Level 1 A-/ A3/ A- or above	0.060%
Level 2 BBB+/ Baa1/ BBB+	0.080%
Level 3 BBB/ Baa2/ BBB	0.100%
Level 4 BBB-/ Baa3/ BBB-	0.125%
Level 5 BB+/ Ba1/ BB+	0.150%
Level 6 Lower than Level 5	0.250%

"Applicable Utilization Fee" means, as of any date that the aggregate principal amount of the Advances plus the aggregate Available Amount of the Letters of Credit outstanding exceed 50% of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's/Fitch	Applicable Utilization Fee
Level 1 A-/ A3/ A- or above	0.100%
Level 2 BBB+/ Baa1/ BBB+	0.100%
Level 3 BBB/ Baa2/ BBB	0.125%
Level 4 BBB-/ Baa3/ BBB-	0.125%
Level 5 BB+/ Ba1/ BB+	0.125%
Level 6 Lower than Level 5	0.250%

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Assuming Lender" has the meaning specified in Section 2.18(d).

"Assumption Agreement" has the meaning specified in Section 2.18(d)(ii).

"Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

"Bankruptcy Law" means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

(b)           ½ of one percent per annum above the Federal Funds Rate.

"Base Rate Advance" means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

"Borrowers" means, collectively, the Company, EIS and the Designated Subsidiaries from time to time.

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders to a Borrower.

"Borrowing Minimum" means, in respect of Advances denominated in Dollars, $10,000,000, in respect of Advances denominated in Sterling, £5,000,000, in respect of Advances denominated in Yen, ¥1,000,000,000 and, in respect of Advances denominated in Euros, €10,000,000.

"Borrowing Multiple" means, in respect of Advances denominated in Dollars, $1,000,000, in respect of Advances denominated in Sterling, £500,000, in respect of Advances denominated in Yen, ¥100,000,000 and, in respect of Advances denominated in Euros, €1,000,000.

"Business Day" means a day of the year other than a Saturday or a Sunday on which banks are not required or authorized by law to close in New York City, Dallas, Texas and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

"Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

"Commitment Date" has the meaning specified in Section 2.18(b).

"Commitment Increase" has the meaning specified in Section 2.18(a).

"Committed Currencies" means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Japan and Euros.

"Company Information" has the meaning specified in Section 9.08.

"Consenting Lender" has the meaning specified in Section 2.19(b).

"Consolidated" refers to the consolidation of accounts of two or more entities in accordance with GAAP.

"Consolidated Subsidiaries" means the Subsidiaries of a Person whose accounts are required to be consolidated with the accounts of such Person in accordance with GAAP.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

"Covenant Debt" means, at any date, the aggregate principal amount of short-term and long-term debt that would be reflected on a Consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date on a Consolidated basis in accordance with GAAP, which, for the avoidance of doubt, reflects all debt, including all capital lease obligations, of the Company and its Consolidated Subsidiaries included on such balance sheet.

"Customer Finance Transaction" means an arrangement whereby, in connection with a particular client contract pursuant to which the Company or a Subsidiary of the Company provides services to a client of the Company or such Subsidiary,

(a) (i) a financial institution or its designee that is not an Affiliate of the Company finances the acquisition of or acquires equipment, software or other assets for use in connection with such client contract, (ii) the party acquiring such assets provides such assets to the client, or leases such assets to the Company or such Subsidiary on a limited or non- recourse basis, (iii) the Company or such Subsidiary assigns all or a portion of the payments due to the Company or such Subsidiary under such client contract to the financial institution or its designee, and (iv) the amounts due to such financial institution or its designee are paid from the cash flows from such client contract, or

(b) the Company or such Subsidiary sells, on a limited or non- recourse basis, all or a portion of the payments due to the Company or such Subsidiary under such client contract to finance its acquisition of equipment, software or other assets to be used in connection with such client contract, provided that to the extent that any obligation of the Company or any Subsidiary of the Company related to any such arrangement described in clause (a) or (b) is required in accordance with GAAP to be reflected as indebtedness on the Consolidated balance sheet of the Company and its Consolidated Subsidiary, then to such extent, such arrangement shall not constitute a Customer Finance Transaction.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property, software or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or software acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or software), (e) all obligations for the payment of periodic rent of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, drawn letters of credit or drawn bank guaranties, (g) all Invested Amounts, (h)  all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property or software, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property, software or services irrespective of whether such property or software is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property or software (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, to the extent of the lesser of (x) the amount of the Debt secured and (y) on the date of determination, the book value of the property or software subject to the Lien.  The Debt of any Person shall exclude (i) subject to the proviso in the definition of "Customer Finance Transaction", any indebtedness or other obligations of such Person in respect of any Customer Finance Transaction, (ii) any indebtedness or obligations of any Person for any amount owing or that would be owing by such Person under any contract or agreement relating to the purchase of property, software or services to the extent such Person fails to purchase pre-established minimum amounts of such property, software or services within a particular period, (iii) any indebtedness or other obligations of such Person with respect to any Hedge Agreement, (iv) any indebtedness or other obligations of such Person owing with respect to any prepayment or advance payment to such Person made under any contract or agreement to provide, among other things, services  to customers of such Person, and (v) for the avoidance of doubt, all obligations of such Person in respect of any lease pursuant to which such Person is the lessee that is accounted for as an operating lease.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Default Interest" has the meaning specified in Section 2.07(b)

"Designated Subsidiary" means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

"Designation Agreement" means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

"Disclosed Litigation" has the meaning specified in Section 3.01(b).

"Dollars" and the "$" sign each means lawful currency of the United States of America.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

"Domestic Material Subsidiary" means, at any time, (i) EIS, E.D.S. World Corporation (Far East), E.D.S. World Corporation (Netherlands) and (ii) any other Subsidiary of the Company organized under the laws of the United States of America or any political subdivision thereof, which Subsidiary and its Consolidated Subsidiaries, have either (a) Consolidated assets with a value of not less than 10% of the total value of the Consolidated assets of the Company and its Consolidated Subsidiaries, taken as a whole, or (b) Consolidated revenues not less than 10% of the Consolidated revenues of the Company and its Consolidated Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal year of the Company.

"EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) amounts attributable to depreciation, amortization and deferred cost charges, (d) amounts attributable to deferred compensation, (e) any extraordinary non-cash charges and (f) losses recognized from marking to market any Hedge Agreement minus the sum of (g) any extraordinary gains and (h) gains recognized from marking to market any Hedge Agreement, in each case determined in accordance with GAAP for such period.  For purposes of determining compliance with Section 5.03(a) for any period, if during such period the Company or any Subsidiary of the Company shall have made a Material Acquisition or a Material Disposition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of such period (determined using such publicly available financial information or the best information available to the Company with respect to any such acquisition or disposition).  "Material Acquisition" means any acquisition or series of related acquisitions that involves a consideration (including non-cash consideration) with a fair market value in excess of $100,000,000; and "Material Disposition" means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $100,000,000.

"Effective Date" has the meaning specified in Section 3.01.

"Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Equivalent in Dollars" means, with respect to an amount in a Committed Currency or Letter of Credit Currency on any date, an amount in Dollars into which such amount of that Committed Currency or Letter of Credit Currency, as the case may be, could be converted at the rate of exchange of Dollars for that Committed Currency or Letter of Credit Currency, as the case may be, as reported on the Bloomberg FXBE Page as of 9:00 a.m. (New York City time) on such date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably likely to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"EURIBO Rate" means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08).

"Euro" means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

"Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurocurrency Rate" means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in Dollars or any Committed Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.08 or (ii) in the case of any Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

"Eurocurrency Rate Advance" means an Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

"Eurocurrency Rate Reserve Percentage" for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Extension Date" has the meaning specified in Section 2.19(b).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Fitch" means Fitch, Inc.

"GAAP" has the meaning specified in Section 1.03.

"Guaranteed Obligations" has the meaning specified in Section 7.01.

"Guarantors" means the Company and the Subsidiary Guarantors.

"Guaranty" means the guaranty of the Company and the Subsidiary Guarantors set forth in Article VII.

"Guaranty Supplement" has the meaning specified in Section 7.05.

"Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"Increase Date" has the meaning specified in Section 2.18(a).

"Increasing Lender" has the meaning specified in Section 2.18(b).

"Information Memorandum" means the information memorandum dated May 15, 2006 used by the Agent in connection with the syndication of the Commitments.

"Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select in connection with any Borrowing comprised of Eurocurrency Rate Advances, or any Conversion or continuation of all or part of a Borrowing comprised or to be comprised of Eurocurrency Rate Advances; provided, however, that:

(a)           the Borrowers may not select any Interest Period that ends after any Termination Date if, after giving effect thereto, the amount of such Borrowing would exceed the Commitments of Lenders for which a later Termination Date applies;

(b)           Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           in the case of any such Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Invested Amounts" means the outstanding balance of amounts invested or advanced by Persons that are not Affiliates of the Company pursuant to a revolving committed financing arrangement in connection with a Receivables Program and paid to the Company or its Subsidiary.

"Issuance" with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

"Issuing Bank" means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

"L/C Cash Collateral Account" means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

"L/C Related Documents" has the meaning specified in Section 2.06(b)(i).

"Lenders" means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 9.07.

"Letter of Credit" has the meaning specified in Section 2.01(b).

"Letter of Credit Addition" has the meaning specified in Section 2.20(b).

"Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

"Letter of Credit Commitment" means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers and their specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment", (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment" or (c) if such Issuing Bank is a Lender that agrees to become an Issuing Bank, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment", in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

"Letter of Credit Currency" means (a) Dollars, (b) so long as such currency is freely convertible into Dollars, any of the lawful currencies of Australia, Brazil, Canada, Hungary, India, Japan, New Zealand, Singapore, Switzerland and the United Kingdom of Great Britain and Northern Ireland, Euros and (c) such other currencies that are freely convertible into Dollars as are mutually agreed to by the Issuing Bank issuing the Letter of Credit to be denominated in such other currency, the Agent and the Company.

"Letter of Credit Sub-Facility" means, at any time, an amount equal to the lesser of (a) $500,000,000 and (b) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05 or Section 2.19.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for an obligation, including, without limitation, the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property.  For avoidance of doubt, any leasehold or similar interest in any property, software or other asset of a Person shall not be deemed to be a Lien on such property, software or other asset.

"Loan Document" means this Agreement, the Notes, any Guaranty Supplements and the other L/C Related Documents.

"Loan Parties" means the Borrowers and the Guarantors.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Non-Consenting Lender" has the meaning specified in Section 2.19(b).

"Note" means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"Notice of Issuance" has the meaning specified in Section 2.03(a).

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

"Payment Office" means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and/or software and becomes enforceable against its other creditors; (c) pledges or deposits to secure obligations under workers' compensation laws, unemployment compensation or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(g), (f) customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries, (g) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (h) any option to purchase, right of refusal, right of offer, contract of sale or other encumbrance allowing the beneficiary thereof to purchase or otherwise acquire property, software or other assets of the Company or any Subsidiary of the Company (including the equity interests in one or more Subsidiaries of the Company), to the extent such encumbrance (i) does not secure Debt of the Company or any Subsidiary of the Company for borrowed money, (ii) such encumbrance originally is granted, sold or created for the benefit of a Person with whom the Company or a Subsidiary of the Company has contracted to provide goods or services and (iii) the affected property, software or other assets are used primarily in connection with the fulfillment of the Company's or the applicable Subsidiary's contractual obligations to such Person, provided that, except as otherwise permitted under this clause (h), the term "Permitted Encumbrances" shall not include any Lien securing Debt.

"Person" means an individual, partnership, corporation (including a statutory trust or a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single Employer Plan or a Multiple Employer Plan.

"Post-Petition Interest" has the meaning specified in Section 7.05.

"Public Debt Rating" means, as of any date, the rating that has been most recently announced by any of S&P, Moody's or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if only one of S&P, Moody's and Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if none of S&P, Moody's or Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 6 under the definition of "Applicable Margin", "Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P, Moody's and Fitch shall fall within two different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the rating established by two of the three rating agencies, (d) if the ratings established by S&P, Moody's and Fitch shall fall within three different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the middle rating; (e) if any rating established by S&P, Moody's or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody's or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody's or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody's or Fitch, as the case may be.

"Ratable Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

"Receivables Program" means a financing arrangement pursuant to which the Company or one or more of its Subsidiaries realizes cash proceeds in respect of Accounts and related security by selling or otherwise transferring such Accounts and related security (on a non-recourse basis, other than on such terms as are customary for accounts receivable securitization financings) to one or more special purpose Subsidiaries of the Company, and such special purpose Subsidiaries realize cash proceeds in respect of such Accounts and related security pursuant to a revolving committed financing arrangement.

"Reference Banks" means Citibank, Bank of America, N.A. and JPMorgan Chase Bank, N.A.

"Register" has the meaning specified in Section 9.07(d).

"Required Lenders" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

"Revolving Credit Commitment" means as to any Lender (a) the Dollar amount set forth opposite such Lender's name on Schedule I hereto as such Lender's "Revolving Credit Commitment", (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

"S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Sub-Agent" means Citibank International plc.

"Subordinated Obligations" has the meaning specified in Section 7.05.

"Subsidiary" of any Person means any corporation, partnership, joint venture, statutory trust, business trust, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such statutory trust, business trust, trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided that "Subsidiary" shall not include any Person organized as a not-for-profit entity.

"Subsidiary Guarantor" means each Domestic Material Subsidiary of the Company that is a party to this Agreement on the date hereof, and each other Domestic Material Subsidiary that shall become a party hereto in accordance with Section 5.01(j).

"Termination Date" means the earlier of (a) the later of (i) June 30, 2011 and (ii) any June 30, thereafter to which the Termination Date has been extended as provided in Section 2.19 and (b) the date of termination in whole of all Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

"Unissued Letter of Credit Commitment" means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

"Unused Commitment" means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances (based in respect of any Advance denominated in a Committed Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit (based in respect of any Letter of Credit denominated in a Committed Currency on the Equivalent in Dollars at such time) outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States of America from time to time ("GAAP"); provided that, if the Company notifies the Agent that the Company requests an amendment to any provision of this Agreement to eliminate the effect of any change in GAAP occurring after the Effective Date or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.  The Advances and Letters of Credit.  (a)  The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent in Dollars thereof determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender's Unused Commitment immediately prior to the making of such Advance.  Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency to be made by the Lenders ratably according to their respective Revolving Credit Commitments pursuant to the Notice of Borrowing requesting such Borrowing be made.  Within the limits of each Lender's Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)           Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a "Letter of Credit") denominated in Dollars or any Letter of Credit Currency for the account of any Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date applicable to such Issuing Bank in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Letter of Credit Currency by reference to the Equivalent in Dollars of the Available Amount in the Letter of Credit Currency determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by the Issuing Banks and outstanding at any time not to exceed the Letter of Credit Sub-Facility, (ii) for all Letters of Credit issued by each Issuing Bank and outstanding at any time not to exceed the lesser of (x) the Letter of Credit Sub-Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Commitments of the Lenders immediately prior to the issuance of such Letter of Credit.  No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 10 Business Days before the final Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such Issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date.  Within the limits referred to above, the Borrowers may from time to time request the Issuance of Letters of Credit under this Section 2.01(b).  Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder as of the Effective Date, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

If any Borrower shall request that a Letter of Credit be issued in a Letter of Credit Currency other than Dollars, any Issuing Bank may, with notice to the Agent and such Borrower, fulfill its Letter of Credit Commitment by causing an Affiliate of such Issuing Bank organized in the same jurisdiction as such Letter of Credit Currency or another foreign jurisdiction agreed to by such Issuing Bank and such Borrower, to act as the Issuing Bank in respect of such Letter of Credit, and such Issuing Bank shall, to the extent of Letters of Credit issued by its Affiliate, be deemed for all purposes hereof to have pro tanto assigned a corresponding amount of such Issuing Bank's Letter of Credit Commitment to such Affiliate in compliance with the provisions of Section 9.07 for so long as such Letter of Credit remains outstanding.  Any drawing under such Letter of Credit that is not immediately reimbursed by the applicable Borrower shall, in accordance with Section 2.03(c), be deemed to be an Advance made by the applicable Issuing Bank.

SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Borrowing consisting of Eurocurrency Rate Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance.  Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing.  After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent's address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits from the proposed Advance to be made by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof.  Each such notice by a Borrower of Issuance of a Letter of Credit (a "Notice of Issuance") shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the applicable Borrower shall agree for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement").  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such Issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)           Participations.  By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Letter of Credit.  Each Borrower hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Ratable Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c)           Drawing and Reimbursement.  The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower that requested such Letter of Credit on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance to such Borrower, which in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft and, in the case of a Letter of Credit denominated in any Letter of Credit Currency, shall be a Base Rate Advance in the amount equal to the Equivalent in Dollars of such other currency on the date of such drawing, which, in each case, shall be an Advance deemed to be made to the Borrower that requested such Letter of Credit, without regard to whether the making of such an Advance would exceed such Issuing Bank's Unused Commitment.  Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent, which notice the Issuing Bank shall use its reasonable efforts to deliver to the Borrower that requested the issuance of such Letter of Credit by 11:00 a.m. (New York City time) on the date of such drawing under such Letter of Credit and of any Advance deemed to be made as provided above.  Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender's Ratable Share of any outstanding Advance deemed to be made pursuant to Section 2.03(b) upon a failure of the Borrower to reimburse the Issuing Bank.  Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank.  Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank in respect of any drawing under a Letter of Credit shall be reduced by such amount on such Business Day.

(d)           Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the immediately preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e)           Failure to Make Advances.  The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04.  Fees.  (a)  Facility Fee.  The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date applicable to such Lender and the date that all Advances made by such Lender are repaid in full and all Letters of Credit have expired or have terminated at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2006, and on the final Termination Date.

(b)           Letter of Credit Fees.  (i)  Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the sum of (x) the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter plus (y) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended June 30, 2006, and on the final Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.07(b), and provided further that such commission shall be due and payable by such Borrower three Business Days after receipt by the Company from the Agent of a correct invoice setting the forth the amount of the commission owed hereunder by each Borrower for whose account any Letters of Credit were outstanding during the quarter as to which the commission is to be paid.

(ii)           Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

(c)           Agent's Fees.  The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05.  Termination or Reduction of the Commitments.  The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders or the Unissued Letter of Credit Commitments of the Issuing Banks, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.06.  Repayment of Advances and Letter of Credit Drawings.  (a)  Advances.  Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances made to it by such Lender and then outstanding.

(b)           Letter of Credit Drawings.  The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment or honoring by any Issuing Bank of any draft or certificate presented under any Letter of Credit, the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

(i)            any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)          the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

SECTION 2.07.  Interest on Advances.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           Eurocurrency Rate Advances.  During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest ("Default Interest") on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08.  Interest Rate Determination.  (a)  Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b)           If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either, at such Borrower's option, (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent in Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.  The Agent hereby agrees to give prompt notice to the Company and the Lender of the termination of the circumstances causing such suspension.

(c)           If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent in Dollars and Convert into Base Rate Advances.

(d)           On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent in Dollars and Convert into Base Rate Advances.

(e)           Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent in Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)            If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information,

(i)            the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)           each such Advance will automatically, on the last day of the then existing Interest Period therefor, if not prepaid by the Borrower on that day, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be automatically exchanged for an Equivalent in Dollars and be Converted into a Base Rate Advance, and

(iii)          the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.  The Agent hereby agrees to give prompt notice to the Company and the Lender of the termination of the circumstances causing such suspension.

SECTION 2.09.  Optional Conversion of Advances.  The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10.  Prepayments of Advances.  (a) Optional.  Each Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)           Mandatory.  (i)  If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies, plus (C) the aggregate Available Amount of all  Letters of Credit denominated in Dollars then outstanding, plus (D) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit denominated in Letter of Credit Currencies then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay, in whole or in part, the outstanding principal amount of Advances comprising any Borrowing or Borrowings as the Borrowers may elect in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.  If any Borrowing is to be prepaid in part, such prepayment shall reduce the Advances of the Lenders, and be paid to the Lenders, ratably in accordance with their respective Ratable Shares of such Borrowing.

(ii)           Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).  The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

SECTION 2.11.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent in Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13.  Payments and Computations.  (a)  Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent's Account in same day funds.  Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent's Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(e)           To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrowers agree to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e).

SECTION 2.14.  Taxes.  (a)  Any and all payments by any Loan Party hereunder or under any other Loan Document or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Agent, (i) taxes imposed on its overall net income (or gross income if a jurisdiction imposes tax on a gross income rather than net income basis), and franchise or other capital taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or doing business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income (or gross income if a jurisdiction imposes tax on a gross income rather than net income basis), and franchise or other capital taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or a jurisdiction in which it is doing business, (ii) any branch profits taxes imposed by the United States of America or any other jurisdiction described in clause (i) above and (iii) in the case of a Lender or an Issuing Bank, any United States federal withholding tax that (A) is in effect and would apply to amounts payable to a Lender or an Issuing Bank, as the case may be, that is not organized in the same jurisdiction as such Borrower is located at the time such Lender or Issuing Bank, as the case may be, becomes a party to this Agreement (or, in the case of such a Lender, designates a new Applicable Lending Office), except to the extent that such a Lender (or its assignor, if any) or such an Issuing Bank, as the case may be, was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from any Borrower with respect to any United States federal withholding tax pursuant to this Section

2.14, or (B) is attributable to such Lender's or Issuing Bank's, as the case may be, failure to comply with Section 2.14(e) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes").  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

(c)           The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.  In the case of any payment hereunder or under the other Loan Documents or any other documents to be delivered hereunder by or on behalf of such Loan Party through an account or branch outside the United States or by or on behalf of such Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, reasonable evidence, including, but not limited to, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office or take such other action if the making of such a change or such action would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h )          If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes (including interest and penalties) paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments under the Credit Agreement or the Notes, such Lender shall pay to such Borrower, with reasonable promptness following the date on which it actually receives such refund, an amount equal to the amount of such refund net of all out-of-pocket expenses in securing such refund.  Each Lender and the Agent agree to fully cooperate with any Borrower to facilitate any refund of Taxes, including, but not limited to, providing copies of relevant documentation.

SECTION 2.15.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) to the extent the Issuing Bank shall not have received the payments of the Ratable Share of such Advance from the Lenders as provided in the fourth sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  Any Lender purchasing a participation pursuant to this Section 2.15 shall give the Company notice of any exercise of such rights of payment immediately after such exercise occurs.

SECTION 2.16.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender's share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17.  Use of Proceeds.  The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of such Borrower and its Subsidiaries, including commercial paper backstop.

SECTION 2.18.  Increase in the Aggregate Commitments.  (a) The Company may, at any time but in any event not more than once in any calendar year prior to the final Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,250,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b)           The Agent shall promptly notify such Lenders and such Eligible Assignees as the Company shall identify of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders and Eligible Assignees wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments or the amount of their respective Revolving Credit Commitments, as the case may be (the "Commitment Date").  Each Lender so identified by the Company that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment.  Each Eligible Assignee so identified by the Company that is willing to participate in such requested Commitment Increase shall give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to establish its Revolving Credit Commitment; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple thereof.  If Lenders identified by the Company notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments and Eligible Assignees identified by the Company notify the Agent that they are willing establish their respective Revolving Credit Commitments, as the case may be, by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders and such Eligible Assignees in such amounts as are determined by the Company after consultation with the Agent.

(c)           Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders and Eligible Assignees identified by the Company are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more other Lenders or Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders and Eligible Assignees identified by the Company as of the applicable Commitment Date.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date with a Revolving Credit Commitment in the amount determined as set forth herein and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement or evidence of such approval by a Person or committee pursuant to delegated authority and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii)           an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii)          confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase).  After the Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

SECTION 2.19.  Extension of Termination Date.  (a) At least 30 days but not more than 45 days prior to the each anniversary of the Effective Date, the Company, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration.  The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Company and the Agent in writing as to whether such Lender will consent to such extension.  If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request.  The Agent shall notify the Company not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Company's request for an extension of the Termination Date.

(b)           If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the "Extension Date"), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.03 shall be satisfied.  If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a "Consenting Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender").  To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, any other Borrower, any Guarantor, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.11, 2.14 and 9.04(c), and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date and its obligations under Section 2.14(h) shall survive as to any Taxes paid for or reimbursed to such Non-Consenting Lender by any Borrower.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.

(c)           If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the applicable Extension Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment.  If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Agent.  If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders as to which Consenting Lenders will not accept assignments, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees, as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)            any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender an amount equal to (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)           all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)          with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.11, 2.14 and 9.04(c), and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution and its obligations under Section 2.14(h) shall survive as to any Taxes paid for or reimbursed to such Non-Consenting Lender by a Borrower.  At least three Business Days prior to any Extension Date (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender for cancellation.  Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged except to the extent specifically provided in this Section 2.19.

(d)           If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Section 3.03, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the "Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended.  Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e)           If at any Termination Date that is to be extended as provided herein, the sum of the aggregate principal amount of Advances plus the Available Amount of Letters of Credit that would be outstanding at the close of business on the Termination Date being extended exceeds the Commitments of the Lenders having Commitments that extend to a later Termination Date, the Borrower or Borrowers shall either prepay Advances and/or deposit funds into the L/C Cash Deposit Account in an amount equal to such excess.

SECTION 2.20.  Transfers of Letters of Credit.  (a)  If a Borrower at whose request an outstanding Letter of Credit has been issued and the Issuing Bank issuing such Letter of Credit shall agree to enter into a bilateral letter of credit agreement to govern such Letter of Credit and the reimbursement of any disbursements made by such Issuing Bank thereunder or shall agree to treat such Letter of Credit as a letter of credit issued under an existing bilateral letter of credit agreement to which such Borrower and such Issuing Bank are parties, at close of business upon the date set forth in a notice of such action to be given as provided herein below, such Letter of Credit shall no longer be deemed to be a Letter of Credit issued under this Agreement, the participations of the Lenders in such Letter of Credit arising under Section 2.03(b) shall be cancelled and without further force or effect, the amount available to be drawn under such Letter of Credit shall cease to be a part of the aggregate Available Amount to be drawn under all Letters of Credit issued hereunder and all of the respective rights and obligations of such Issuing Bank, the Lenders, the Agent, such Borrower, the Company, the other Borrowers and each Guarantor arising under this Agreement, the Letter of Credit Agreement relating to such Letter of Credit and the other Loan Documents with respect to such Letter of Credit (other than those rights to receive any payment or performance in accordance with the terms of this Agreement, the Letter of Credit Agreement relating to such Letter of Credit or any other Loan Document that have accrued prior to such time and rights to indemnification attributable to events or circumstances prior to such time) shall be terminated and this Agreement and the other Loan Documents shall no longer apply to or govern such Letter of Credit.  Any such action with respect to such a Letter of Credit shall not affect in any manner the rights and obligations of the parties hereto with respect to any other Letters of Credit.  Such Borrower and such Issuing Bank shall give the Agent three Business Days prior notice of any such proposed action with respect to an outstanding Letter of Credit, which notice shall identify such Letter of Credit to be affected by such action, the number of such Letter of Credit, the beneficiary of such Letter of Credit, the account party for whose account such Letter of Credit was issued, the applicable Borrower, the Issuing Bank issuing such Letter of Credit, the face amount of such Letter of Credit and the date on which such Letter of Credit will cease to be as a Letter of Credit hereunder.

 (b)           If a Lender has issued a letter of credit for the account of a Borrower pursuant to a bilateral letter of credit agreement, the Borrower and Lender may agree that such letter of credit may become a "Letter of Credit" under this Agreement (a "Letter of Credit Addition") so long as (i) at the time such letter of credit becomes a "Letter of Credit," the applicable conditions set forth in Section 3.03 shall be satisfied and (ii) immediately after such letter of credit becoming a "Letter of Credit," the aggregate Available Amount of all Letters of Credit does not exceed the Letter of Credit Sub-Facility as then in effect.  Such Borrower and such Lender shall give the Agent three Business Days prior notice of any such proposed action with respect to an letter of credit, which notice shall identify the letter of credit to become a Letter of Credit, the beneficiary of such letter of credit, the account party for whose account such letter of credit was issued, the applicable Borrower, the Lender  issuing such letter of credit, the face amount of such letter of credit and the date on which such letter of credit will become a Letter of Credit hereunder.  Upon such letter of credit becoming a "Letter of Credit" hereunder, the Lender issuing such letter of credit shall become an Issuing Bank as to such Letter of Credit, the amount available to be drawn under such letter of credit shall be deemed to be an Available Amount, such letter of credit, disbursements thereunder and the obligations of the Borrower with respect thereto shall be governed by this Agreement and the other Loan Documents, any letter of credit application pursuant to which such letter of credit was originally issued shall be a Letter of Credit Agreement hereunder and any bilateral agreement between the Lender issuing that letter of credit and the Borrower for whose account it was issued  that is not a Letter of Credit Agreement hereunder shall no longer govern such letter of credit.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

(a)           There shall have occurred no Material Adverse Change since December 31, 2005.

(b)           There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation"), and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c)           Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have requested.

(d)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e)           The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f)            The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(g)           On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)           No event has occurred and is continuing that constitutes a Default.

(h)           The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i)            The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii)           Certified copies of the resolutions of the Board of Directors of each Loan Party approving or delegating authority to any person or committee to approve each Loan Document to which such Loan Party is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iii)          A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(iv)          A favorable opinion of Andrews Kurth LLP, counsel for the Loan Parties, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(v)           A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(i)            Company shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under (i) the Amended and Restated Three Year Multi Currency Revolving Credit Agreement dated as of September 29, 2003, as amended and restated as of September 29, 2004, among the Company, EIS, the other Subsidiaries of the Company that are parties thereto, the lenders parties thereto and Citicorp North America, Inc., as administrative agent, and (ii) the Three-and-One-Half Year Multi Currency Revolving Credit Agreement, dated as of September 29, 2004, among the Company, EIS, the other Subsidiaries of the Company that are parties thereto, the lenders party thereto, Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.  Each letter of credit issued pursuant to the credit agreement identified in clause (ii) above and either not made a Letter of Credit hereunder as contemplated by Section 2.01(b) or not made subject to a bilateral letter of credit agreement with the bank issuing such letter of credit pursuant to Section 2.5(l) of such credit agreement shall have been surrendered to the issuing bank for cancellation.  Each of the Lenders that is a party to either of the credit agreements identified in clause (i) or (ii) above hereby waives, upon execution of this Agreement, any notice required by each such credit agreement to which it is a party relating to the termination of commitments thereunder.

SECTION 3.02.  Initial Advance to Each Designated Subsidiary.  The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a)           The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(b)           Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c)           A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.

(d)           A certificate signed by a duly authorized officer of the Company or such Designated Subsidiary, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.

(e)           A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(f)            Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit D-2 hereto, and as to such other matters as any Lender through the Agent may request.

(g)           Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.

SECTION 3.03.  Conditions Precedent to Each Borrowing, Issuance, Letter of Credit Addition, Commitment Increase and Extension Date.  The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Letter of Credit Addition, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such Issuance, such Letter of Credit Addition, the applicable Increase Date or the applicable Extension Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for each Letter of Credit Addition, request for Commitment Increase, request for Commitment extension and the acceptance by any Borrower of the proceeds of such Borrowing, such Issuance, such Letter of Credit Addition, such Increase Date or such Extension Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such Issuance, such Letter of Credit Addition, such Increase Date or such Extension Date such statements are true):

(a)           the representations and warranties contained in Section 4.01 (except, in the case of Borrowings, Issuances and Letter of Credit Additions, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing, such Issuance, such Letter of Credit Addition, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing, Issuance or Letter of Credit Addition shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, such Issuance or such Letter of Credit Addition, before and after giving effect to such Borrowing, such Issuance, such Letter of Credit Addition and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Borrowing, such Issuance, such Letter of Credit Addition, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)           Each Loan Party is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate, limited liability company or limited partnership (as applicable) power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by such Loan Party, are within such Loan Party's corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not contravene (i) such Loan Party's formation documents, or (ii) law or any contractual restriction binding on or affecting such Loan Party.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or is to be a party.

(d)           This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e)           The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, a registered independent public accounting firm, and the condensed Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2006, and the related condensed Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the three months then ended, duly certified by the chief financial officer, the treasurer or the assistant treasurer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2006, and said statements of income and cash flows for the three months then ended, to year-end adjustments, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2005, there has been no Material Adverse Change.

(f)            There is no pending or, to the Company's knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g)           No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)           No Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

(i)            Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided that no representation or warranty is made as to the accuracy or completeness of any projection or other forward looking statement contained in the Information Memorandum or any such other information, exhibit or report furnished by or on behalf of the Company or any other Borrower or that the results contained or reflected in any such projection or forward looking statement will be realized or attained.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except for such violations that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

(b)           Payment of Taxes; Discharge of Obligations.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property and other material obligations before the same shall become delinquent or in default; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim or other material obligation that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(c)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations or maintain self-insurance in such amounts and covering such risks as is usually maintained by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of the other Borrowers and the Guarantors to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises material to the operation and conduct of its business as being conducted on the Effective Date; provided, however, that the Company and its Subsidiaries may consummate any merger, consolidation or other transaction permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of the Company or such Subsidiary or any executive officer of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders.

(e)           Visitation Rights.  At any reasonable time and from time to time, upon adequate prior notice to the Company stating that the party giving the notice is exercising rights under this Section 5.01(e) and subject to the security requirements of the Company and the other Loan Parties, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their senior financial and treasury officers and, in the presence of a representative of the Company, with their independent certified public accountants; provided, however, that all such information obtained pursuant to this Section 5.01(e) shall be subject to the provisions of and treated in accordance with Section 9.08 and provided further that none of the Agent, the Lenders and their respective agents and representatives shall be entitled to review or retain copies of any records of the Company or any Subsidiary of the Company if, in the good faith judgment of the Company, such action would waive any attorney-client privilege.

(f)            Keeping of Books.  Keep, and cause each of the other Borrowers and the Guarantors to keep, proper accounting books and financial records, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company, the other Borrowers and the Guarantors in accordance with GAAP.

(g)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)           Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable to and for the Company or such Subsidiary and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

(i)            Reporting Requirements.  Furnish to the Lenders:

(i)            as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the condensed Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and condensed Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end adjustments) by the chief financial officer, treasurer or the assistant treasurer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer, treasurer or the assistant treasurer  of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, which certificate shall be in the form attached as Exhibit F hereto, provided that in the event the Company or the Agent have amended any provision hereof as contemplated by Section 1.03 and the notice effecting such amendment shall not have been withdrawn or such provision shall not have been subsequently amended in accordance with this Agreement, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation, reconciling the amounts used to determine compliance with such provision and such financial statements;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual report to the Company's shareholders for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by KPMG LLP or other registered independent public accounting firm reasonably acceptable to the Required Lenders and certificates of the chief financial officer, the treasurer or the assistant treasurer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, which certificate shall be in the form attached as Exhibit F hereto, provided that in the event the Company or the Agent have amended any provision hereof as contemplated by Section 1.03 and the notice effecting such amendment shall not have been withdrawn or such provision shall not have been subsequently amended in accordance with this Agreement, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation, reconciling the amounts used to determine compliance with such provision and such financial statements;

(iii)          as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv)          promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its shareholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)          promptly after receipt of a request from any Lender through Agent, such other information respecting the Company or any of its Subsidiaries as such Lender may from time to time reasonably request.

So along as the Company is required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the filing by the Company with the Securities and Exchange Commission of any report or registration statement shall be deemed delivery of that report to the Lenders as required by clause (iv) above.

(j)            Guarantors.  Cause (i) each Domestic Material Subsidiary created or acquired by it from time to time and (ii) each Subsidiary not a Domestic Material Subsidiary at the Effective Date but that becomes a Domestic Material Subsidiary after the Effective Date, promptly after the Company determines that such Subsidiary has become a Domestic Material Subsidiary, to undertake the obligation of and to become a Subsidiary Guarantor by delivery to the Agent of (A) a Guaranty Supplement, (B) certified copies of the resolutions of the Board of Directors of such Domestic Material Subsidiary approving such Guaranty Supplement and the transactions contemplated thereby, (C) a certificate of the Secretary or an Assistant Secretary of such Domestic Material Subsidiary certifying the names and true signatures of the officers of such Domestic Material Subsidiary authorized to sign such Guaranty Supplement and (D) an opinion of counsel (which may be in-house counsel) to such Domestic Material Subsidiary substantially in the form of Exhibit D-1 hereto, and as to such other matters as any Lender through the Agent may request; provided that no Subsidiary of the Company listed in Schedule 5.01(j) shall be required to be or undertake the obligations of a Subsidiary Guarantor.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

(a)           Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Permitted Liens,

(ii)           Liens on fixed or capital assets acquired, constructed or improved by the Company or any of its Subsidiaries, including, without limitation, real property, improvements to real property and equipment, that secure Debt incurred to acquire, construct or improve such assets  or extensions, renewals or replacements of such Debt for the same or a lesser amount or Liens existing on such assets at the time of their acquisition, provided that (1) such Liens and the Debt secured thereby are incurred or arise prior to, upon, or within 90 days after, such acquisition or the completion of such construction or improvement, (2) the amount of the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (3) such Liens shall not apply to any other property or assets of the Company or any other Subsidiary of the Company,

(iii)          the Liens and any assignment or sale of any income or revenues (including Accounts and contract payments) due to the Company or any Subsidiary of the Company, or rights in respect thereof, existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv)          Liens created under this Agreement or the other Loan Documents,

(v)           Liens on property, software or other assets of a Person existing at the time such Person is merged into or consolidated with or all or substantially all of the assets of a Person are acquired by the Company or any Subsidiary of the Company or such Person becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any property, software or other assets other than those of the Person so merged into or consolidated with or whose properties, assets and software are acquired by the Company or such Subsidiary or becoming a Subsidiary of the Company,

(vi)          Liens and assignments of Accounts, the right to receive payments and any related security on which a Lien is granted or which assigned in connection with the assignments of Accounts or the right to receive payments pursuant to Receivables Programs in an aggregate Invested Amount not to exceed $700,000,000 at any time outstanding,

(vii)         Liens on property, software or other assets in connection with any lease accounted for as a capital lease in accordance with GAAP, provided that the Debt secured thereby does not exceed the aggregate amount of the Debt outstanding under such lease at any time,

(viii)        Liens on property, software or other assets and assignments or sales of contract payments due to the Company or any Subsidiary of the Company created, incurred, assumed or permitted to exist in connection with Customer Finance Transactions that secure indebtedness and obligations (including committed sums) not exceeding $750,000,000 in the aggregate at any time outstanding,

(ix)           other Liens on property, software and other assets of one or more of the Company and the Subsidiaries of the Company and other assignments or sales of any income or revenues (including Accounts and contract payments) due to one or more of the Company and the Subsidiaries of the Company, provided that the aggregate amount of all indebtedness and obligations secured by such Liens and such assignments and sales does not exceed $100,000,000 in the aggregate at any time outstanding, and

(x)            the replacement, extension or renewal of any Lien or any assignment or sale of contract payments due to the Company or any Subsidiary of the Company permitted by clause (ii), (iii) or (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)           Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any other Loan Party to do so, except that:  (i) any Loan Party (other than the Company) may merge into or consolidate with, or dispose of assets to, any other Subsidiary of the Company and any other Subsidiary of the Company may merge into, consolidate with or dispose of assets to, any Loan Party; provided that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person surviving or formed by such merger or consolidation shall be or become a Subsidiary Guarantor upon the consummation of such merger or consolidation; (ii) any Loan Party (other than the Company) may merge into or consolidate with, or dispose of assets to, any other Person and any other Person may merge into or consolidate with such Loan Party; (iii) any Loan Party (other than the Company) may merge into or consolidate with, or dispose of assets to, the Company and (iv) the Company may merge with any other Person so long as the Company is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)           Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles as in effect from time to time.

(d)           Subsidiary Debt.  Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)            Debt owed to the Company or to a Subsidiary of the Company,

(ii)           Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the "Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii)          Debt of all of the Company's Subsidiaries aggregating not more than $200,000,000 at any one time outstanding,

(iv)          Debt of all of the Company's Subsidiaries that constitutes Invested Amounts and that, together with the Debt of the Company that constitutes Invested Amounts, shall not exceed $700,000,000 in the aggregate at any one time outstanding,

(v)           Debt arising as a result of the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)          Debt at any time outstanding incurred pursuant to bank account overdrafts or the settlement of foreign exchange transactions, in each case (A) as a result of operational errors or events not under the control of the Company or a Subsidiary of the Company and (B) only to the extent any such Debt is outstanding for not longer than two Business Days from the date of incurrence, and

(vii)         Debt incurred under this Agreement or the other Loan Documents.

(e)           Obligations Regarding Customer Finance Transactions.  Create or suffer to exist, or permit any Subsidiary of the Company to create or suffer to exist, any indebtedness or other obligations relating to Customer Finance Transactions, which indebtedness and other obligations of the Company and the Subsidiaries of the Company exceed $750,000,000 in the aggregate at any one time outstanding.

(f)            Change in Nature of Business.  Make, or permit any of its Subsidiaries that is a Borrower or a Guarantor, to make, any material change in the nature of its business as carried on at the date hereof if such material change would result in the Company and its Subsidiaries, taken as a whole, not receiving a substantial part of their aggregate operating revenues from one or more business operations relating to technology services or business process outsourcing services.

(g)           Subsidiary Hedge Agreements.  Permit any Subsidiary of the Company to enter into any Hedge Agreement, except Hedge Agreements entered into to hedge or mitigate risks to which such Subsidiary has an actual or anticipated exposure.

SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a)           Leverage Ratio.  Maintain, as of any date, a ratio of Consolidated Covenant Debt as of such date to Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of the four fiscal quarters of the Company most recently ended prior to such date of not greater than 3.00 to 1.00.

(b)           Interest Coverage Ratio.  Maintain, for each period of four fiscal quarters, a ratio of Consolidated EBITDA of the Company and its Consolidated Subsidiaries to interest expense on, and amortization of debt discount in respect of, Consolidated Covenant Debt during such period, in each case, by the Company and its Consolidated Subsidiaries, of not less than 3.00 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

(a)           The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)           Any representation or warranty made by any Borrower herein or by any Loan Party (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

(c)           (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (h) or (i)(iii), 5.02 (other than Section 5.02(c)) or 5.03, (ii) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i)(v) if such failure shall remain unremedied for five days after the earlier of (A) the Company's actual knowledge thereof and (B) written notice thereof shall have been given to the Company by the Agent or any Lender or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (A) the Company's actual knowledge thereof and (B) written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d)           (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt of the Company or such Subsidiary, as the case may be, that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder), when such Debt becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt and shall not have been waived or cured; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) and shall continue after the applicable grace period, if any, specified in such agreement or instrument and shall not have been waived or cured, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made (other than in a regularly scheduled required prepayment or redemption or a prepayment, redemption, purchase or defeasance or offer to prepay, redeem, purchase or defease required to be made or effected pursuant to the terms of such Debt in connection with the adjustment or re-setting of the rate or imputed rate at which interest or income accrues on such Debt or any remarketing or an obligation to remarket such Debt not required), in each case prior to the stated maturity thereof, provided that this clause (ii) shall not apply to Debt that becomes due as a result of (A) a voluntary prepayment notice given by the Company or any Subsidiary of the Company or (B) in the case of secured Debt, the voluntary sale or transfer of the property or assets securing such Debt in a transaction permitted under this Agreement and the other Loan Documents;

(e)           (i) The Company or any of its Subsidiaries shall fail to pay any amount payable under any Hedge Agreement under which the aggregate amount payable at the time of such failure is at least $50,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in such Hedge Agreement or, if no grace period is specified therein, shall continue after a period of three Business Days and shall not have been waived or cured; provided that "amount payable" in respect of any Hedge Agreement by the Company or any Subsidiary of the Company at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary of the Company would be required to pay if such Hedge Agreement were terminated at such time; or (ii) any other event shall occur or condition shall exist under any Hedge Agreement under which the aggregate amount payable at the time such event occurs or such condition exists is at least $50,000,000 and shall continue after the applicable grace period, if any, specified in such Hedge Agreement or, if no grace period is specified therein, shall continue after a period of three Business Days and shall not have been waived or cured, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the obligations payable under such Hedge Agreement; or any such obligations shall be declared to be immediately due and payable, or

(f)            The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced in accordance with applicable law by any creditor upon judgments or orders for payment of money in excess of an aggregate of $50,000,000 or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of judgments or orders for payment of money in excess of an aggregate of $50,000,000, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 24‑month period were replaced by individuals (x) elected by 66‑2/3% of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the management or policies of the Company, excluding any employment agreements with any executive officer of the Company or any agreement with any director of the Company entered into in the ordinary course of business; or

(i)            The Company or any of its ERISA Affiliates shall incur, or shall be reasonably expected to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

(j)            The Guaranty or any material provision thereof shall cease to be in full force or effect or any Guarantor shall state in writing that the Guaranty has ceased to be valid and binding on or enforceable against such Guarantor;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of an Event of Default under Section 6.01(f), (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02.  Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether a Default has occurred under Section 6.01(f), any reference in any such clause to any Subsidiary of the Company shall be deemed not to include any Subsidiary of the Company (other than any Domestic Material Subsidiary) affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Company most recently ended, have Consolidated assets with a value in excess of 2.0% of the total Consolidated assets of the Company and the Consolidated Subsidiaries of the Company on such date determined on a Consolidated basis in accordance with GAAP, provided that if it is necessary to exclude more than one Subsidiary of the Company from Section 6.01(f) pursuant to this Section 6.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries of the Company shall be considered to be a single Consolidated Subsidiary of the Company for purposes of determining whether the condition specified above is satisfied.

SECTION 6.03.  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrowers than clause (a); provided, however, that upon the occurrence of an Event of Default under Section 6.01(f), an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account.  If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks for the amounts disbursed with respect to Letters of Credit and not previously repaid to the extent permitted by applicable law.  After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrowers.

ARTICLE VII

GUARANTY

SECTION 7.01.  Unconditional Guaranty; Limitation of Liability.  (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable under any applicable Bankruptcy Law.

(b)           Each Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Subsidiary Guarantor hereunder.  To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any other guaranty with respect to the Guaranteed Obligations, such Guarantor will pay contribution, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount of the Guaranteed Obligations paid to the Agent or the Lenders under or in respect of the Loan Documents.

SECTION 7.02.  Guaranty Absolute.  (a)  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any other collateral for all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate, limited liability company or limited partnership structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.  Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a "Guaranty Supplement"), (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Guaranty," "hereunder," "hereof" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "Guaranty," "thereunder," "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent, the Lenders and their successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENT

SECTION 8.01.  Authorization and Action.  Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by the Company or any other Borrower pursuant to the terms of this Agreement.

SECTION 8.02.  Agent's Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Company or any other Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.  Citibank and Affiliates.  With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.  The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.  In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the "Trust Indenture Act") in respect of any securities issued or guaranteed by the Company or any Subsidiary of the Company, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Company or any other Borrower hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

SECTION 8.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)           Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c)           The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender's Ratable Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.  Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject, if no Default has occurred and is continuing, to the consent of the Company.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and which appointment shall be subject, if no Default has occurred and is continuing, to the consent of the Company.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07.  Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out duties of the Agent.  The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Company, each other Borrower and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as relate to the performance of its obligations hereunder.

SECTION 8.08.  Other Agents.  Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders other than in accordance with Section 2.18, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) except as contemplated by Section 2.19, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce, subordinate or limit the obligations of the Company under Section 7.01 or release the Company or otherwise limit the Company's liability with respect to the Guaranteed Obligations owing to the Agent and the Lenders, (g) except for releases in accordance with Section 9.18, release one or more Subsidiary Guarantors (or otherwise limit such Subsidiary Guarantors' liability with respect to the obligations owing to the Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders or (h) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Company or any other Borrower, at the Company's address at 5400 Legacy Drive, Plano, Texas  75024, Attention: Treasurer, Telecopier number 972 605-8640; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Company or the Agent, at such other address or telecopier number as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent.  All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.  Delivery by telecopier or by e-mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.  Any delivery by telecopier shall be done by means of a telecopier providing for confirmation of receipt of such telecopy.

(b)           So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.  The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the "Platform").  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay all reasonable, out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence and syndication expenses (including printing, distribution and bank meetings) and (B) the reasonable fees and out-of-pocket disbursements of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement.  The Company further agrees to pay on demand all actual, out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).  Such costs and expenses will be reimbursed by the Company upon presentation of a statement of account for such costs and expenses.

(b)           The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)           If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender's liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

(d)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05.  Right of Set-off.  Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(f) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement to such Lender and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees to notify the Company or the applicable Borrower immediately after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Company (so long as no Event of Default shall have occurred and be continuing and following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof  unless the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a)

unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Borrower or the performance or observance by the Company or any other Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d)          The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company and the other Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Each Issuing Bank may and, if demanded by the Company (so long as no Event of Default shall have occurred and be continuing and following a demand by such Issuing Bank pursuant to Section 2.11 or 2.14) upon at least five Business Days' notice to such Issuing Bank and the Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under its Unissued Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank's rights and obligations under this Agreement, the Unissued Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Company and the Agent otherwise agree, (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(e) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the Unissued Letter of Credit Commitments of the assigning Issuing Bank or an assignment of a portion of such Unissued Letter of Credit Commitments made concurrently with another such assignment or other such assignments that together cover all of the Unissued Letter of Credit Commitments of the assigning Issuing Bank and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(f)            Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company , the other Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company or any other Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g)           Subject to the requirements of Section 9.08 below, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company.

(h)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.08.  Confidentiality.  None of the Agent, the Issuing Banks and the Lenders may disclose to any Person any confidential, proprietary or non-public information of one or more of the Company and its Subsidiaries furnished to the Agent or the Lenders by the Company or any Subsidiary (such information being referred to collectively herein as the "Company Information") or use any such Company Information for any purpose other than in connection with the exercise or performance of its rights and obligations under this Agreement, except that the Agent, each Issuing Bank and each of the Lenders may disclose Company Information (a) to its or its Affiliates' employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on the same terms as provided herein), (b) to the extent requested by any state, Federal or foreign authority or examiner regulating such Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, to the extent practicable and permitted by applicable law, such party shall give the Company prompt notice of its receipt of any subpoena, legal process or other request for any Company Information and cooperate with the Company or any Subsidiary of the Company in seeking any protective order relating to such Company Information that the Company or such Subsidiary may reasonably request), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (g) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and (h) with the consent of the Company.

SECTION 9.09.  Designated Subsidiaries.  (a)  Designation.  The Company may at any time, and from time to time, upon not less than 15 Business Days' notice in the case of any Subsidiary so designated after the Effective Date, notify the Agent that the Company intends to designate a Subsidiary as a "Designated Subsidiary" for purposes of this Agreement.  On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a "Designated Subsidiary" for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder.  The Agent shall promptly notify each Lender of the Company's notice of such pending designation by the Company and the identity of the respective Subsidiary.  Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender organized in the same jurisdiction as such Designated Subsidiary (with the United States of America, any state thereof and the District of Columbia being considered one jurisdiction for such purpose) or another foreign jurisdiction agreed to by such Lender and the Company, to act as the Lender in respect of such Designated Subsidiary, and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Designated Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 9.07.

As soon as practicable after receiving notice from the Company or the Agent of the Company's intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a "Protesting Lender") shall so notify the Company and the Agent in writing.  With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a "Designated Subsidiary" hereunder.

(b)           Termination.  Upon the indefeasible payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing or Notice of Issuance in respect of such Designated Subsidiary is outstanding and no Letter of Credit issued for the account of such Subsidiary is outstanding, such

Subsidiary's status as a "Designated Subsidiary" shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company).  Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.10.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12.  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the rate of exchange as reported on the Bloomberg FXBE Page as of 9:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that rate of exchange of such Committed Currency for Dollars as reported on the Bloomberg FXBE Page as of 9:00 a.m. (New York City time)  on the Business Day preceding that on which final judgment is given.

(c)           The obligation of any Borrower in respect of any sum due from it in any currency (the "Primary Currency") to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.13.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  The Company and each Designated Subsidiary hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02.  Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.  To the extent that each

Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  Substitution of Currency.  If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 9.15.  No Liability of the Issuing Banks.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank's willful misconduct or gross negligence when determining  whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.16.  Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.  Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17.  Power of Attorney.  Each  Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary.  Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

SECTION 9.18.  Release of Subsidiary Guarantors.  Upon the sale, lease, transfer or other disposition of any Subsidiary Guarantor in accordance with the terms of the Loan Documents, the Guaranty by such Subsidiary Guarantor shall immediately terminate and automatically be released, and the Agent will, at the Company's expense, execute and deliver to such Subsidiary Guarantor such documents as such Subsidiary Guarantor may reasonably request to evidence the termination such Guaranty.

SECTION 9.19.  Waiver of Jury Trial.  Each of the Company, the other Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ELECTRONIC DATA SYSTEMS CORPORATION,

as a Borrower and a Guarantor

By_________________________________

Title:

EDS INFORMATION SERVICES L.L.C.,

as a Borrower and a Guarantor

By_________________________________

Title:

E.D.S. WORLD CORPORATION (NETHERLANDS),

as a Guarantor

By_________________________________

Title:

E.D.S. WORLD CORPORATION (FAR EAST),

as a Guarantor

By_________________________________

Title:

CITIBANK, N.A., as Agent

By_________________________________

Title:

Initial Lenders

 CITIBANK, N.A.

 By_________________________________

Title:

Syndication Agent

                                                                                                                BANK OF AMERICA, N.A.

 By_________________________________

Title:

Co-Documentation Agents

                                                                                                                THE BANK OF NOVA SCOTIA

 By_________________________________

Title:

                                                                                                               JPMORGAN CHASE BANK, N.A.

 By_________________________________

Title:

                                                                                                                THE ROYAL BANK OF SCOTLAND

 By_________________________________

Title:

Lenders

                                                                                                                ABN AMRO BANK N.V.

 By_________________________________

Title:

 By_________________________________

Title:

                                                                                                                BNP PARIBAS

 By_________________________________

Title:

 By_________________________________

Title:

                                                                                                                CREDIT SUISSE, CAYMAN ISLANDS BRANCH

 By_________________________________

Title:

                                                                                                                 DEUTSCHE BANK AG NEW YORK BRANCH

 By_________________________________

Title:

 By_________________________________

Title:

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

 By_________________________________

Title:

 By_________________________________

Title:

                                                                                                                HSBC BANK USA, NATIONAL ASSOCIATION

 By_________________________________

Title:

                                                                                                                MERRILL LYNCH BANK USA

 By_________________________________

Title:

                                                                                                                SOCIETE GENERALE

 By_________________________________

Title:

                                                                                                                STATE STREET BANK AND TRUST COMPANY

 By_________________________________

Title:

                                                                                                                BAYERISCHE LANDESBANK

 By_________________________________

Title:

 By_________________________________

Title:

                                                                                                                THE BANK OF NEW YORK

 By_________________________________

Title:

                                                                                                                THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

 By_________________________________

Title:

                                                                                                                GOLDMAN SACHS CREDIT PARTNERS L.P.

 By_________________________________

Title:

                                                                                                                MORGAN STANLEY BANK

 By_________________________________

Title:

                                                                                                                NATIONAL CITY BANK

 By_________________________________

Title: